Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Amylyx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Camille Bedrosian, M.D., 25 Moncada Way, San Rafael, CA, 94901 (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on November 27, 2023 (the “Effective Date”) on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Position and Duties. The Executive shall serve as the Chief Medical Officer of the Company and shall have such powers and duties as may from time to time be prescribed by Co-Chief Executive Officers (collectively, the “CEO”) or other duly authorized executive. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company. For the avoidance of doubt, the Board approves and the Company otherwise consents to the Executive’s service on the boards of directors of Rhythm Pharmaceuticals, Inc. and Crinetics Pharmaceuticals, Inc.

(c) Location. The Executive’s primary work location will be San Rafael, California; provided that the Executive will be expected to engage in reasonable travel to the Company’s headquarters, currently located in Cambridge, Massachusetts, from time to time, as well as to engage in other reasonable business travel, as reasonably required to perform the Executive’s duties and responsibilities under this Agreement.

2.
Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary shall be paid at the rate of $575,000per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be 45% of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee. Any annual incentive compensation will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates. Except as otherwise provided herein or as may be provided by the Board or the Compensation Committee, the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.

(c) Sign-on Bonus. The Executive shall be eligible to receive a sign-on bonus in the total amount of $273,000.00 (the “Sign-on Bonus”). The first part of the Sign-on Bonus, an amount equal to $173,000.00, shall be paid to the Executive within the first 30 calendar days after the Effective Date. The second part of the Sign-on Bonus, an amount equal to $100,000.00, shall be paid to the Executive within thirty (30) calendar days following the occurrence of the Boston Residence Purchase (as defined below); provided that the Boston Residence Purchase must occur prior to the 18-month anniversary of the Effective Date in order for the Executive to earn or receive the second part of the Sign-on Bonus. All Sign-on Bonus payments made to the Executive pursuant to this Section 2(c) shall be treated as wages for withholding and employment tax purposes. Notwithstanding anything to the contrary herein contained, if the Executive resigns without Good Reason or is terminated by the Company for Cause (as such terms are defined below), in any such case prior to the one (1) year anniversary of the Effective Date, the Executive agrees to repay any Sign-On Bonus payments made to the Executive during such one (1) year period on an after-tax basis (the “Repayment Amount”) to the Company within 30 calendar days following the Date of Termination (as defined below) and the Executive agrees that the Company may, to the extent legally permitted, offset the Repayment Amount from any compensation that the Company owes the Executive upon written notice to the Executive.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers. For the avoidance of doubt, subject to such policies and procedures, and in accordance with the Company’s Travel and Expense Policy, the Company shall reimburse the Executive for all reasonable travel-related expenses (including, without limitation, airfare, lodging and meals) in connection with the Executive’s travel to and from the Executive’s primary residence in San Rafael , California to the Company’s headquarters, currently located in Cambridge, Massachusetts; provided that in the event the Executive purchases a primary or secondary residence in the greater-Boston, Massachusetts area (the “Boston Residence Purchase”) then, following Executive’s occupation of the Boston Residence, which shall take place no later than 90 days following the Boston Residence Purchase, the Executive shall not be entitled to receive reimbursement for the Executive’s lodging and meals in connection with such travel.

(e) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(f) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

(g) Equity Grant. As a material inducement to the Executive entering into this Agreement and becoming an employee of the Company, subject to the approval of the Board or Compensation Committee, the Executive will be granted an option to purchase up to 162,500 shares of the Company’s common stock (the “Option”) and 58,333 restricted stock units (“RSUs”), subject to the terms and conditions applicable to option awards and RSUs granted under the Company’s 2023 Inducement Plan (the “Plan”), as described in the Plan and the applicable award agreement(s) (together, with the Plan, the “Equity Documents”), which the Executive will be required to sign. The Option and RSUs shall be granted as inducement grants consistent with the requirements of NASDAQ Stock Market Rule 5635(c)(4). In accordance with the Plan, the Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended. The Option shall have a ten (10) year term and vest as follows: 25% of the shares subject to the Option will vest and become exercisable upon the one (1) year anniversary of the first day of the calendar month immediately following the Effective Date and the remaining 75% of the shares subject to the Executive’s Option will vest thereafter in 36 equal monthly installments, in each case, subject to the Executive’s continued Service Relationship (as defined in the Plan)with the Company through each such vesting date. The exercise price per share of the Option will be equal to at least the fair market value per share of the Company’s common stock on the date the Option is granted, which shall be the Effective Date. The RSUs will vest in four equal annual installments upon the one (1), two (2), three (3) and four (4) year anniversaries of the first day of the calendar month following the Effective Date, in each case, subject to the Executive’s continued Service Relationship with the Company through each such vesting date. The Equity Documents shall contain all of the foregoing terms.

3.
Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993,29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42

U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the CEO; (B) dishonesty to the CEO with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

(iv) continued unsatisfactory performance or non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the CEO;

(v) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenants Agreement;

(vi) a material violation by the Executive of any of the Company’s written employment policies; or

(vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s written consent (each, a “Good Reason Condition”):

or duties; a material diminution in the Executive’s responsibilities, authority

(i) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(ii) a material change in the geographic location of the principal office of the Company to which the Executive is assigned, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change; or

(iii) a material breach of this Agreement by the Company (including a failure to grant the Option and RSUs set forth in Section 2(g) on the terms set forth in that section) or any other material written agreements between Executive and the Company.

The “Good Reason Process” consists of the following steps:

i.
the Executive reasonably determines in good faith that a Good Reason Condition has occurred;
ii.
the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within60 days of the first occurrence of such condition;
iii.
the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
iv.
notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
v.
the Executive terminates employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.
Matters Related to Termination.
a.
Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
b.
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d),the date on which a Notice of Termination is given or the date otherwise specified by the Company (which shall not exceed 30 days from such Notice unless agreed upon in writing by Executive) in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement (but shall result in an acknowledgement by the Company that such Termination is due to the reason set forth by Executive in the Notice of Termination)..
c.
Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate)(i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans and (iv) in the event the termination is not for Cause, and occurs following a full year of service by Executive, and the Incentive Compensation referred to in Section 2(b) has been determined, such Incentive Compensation, even if Executive is not employed by the Company on the day such Incentive Compensation is paid out.

(collectively, the “Accrued Obligations”).

d.
Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.
Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), in each case outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner mutually agreeable to Executive and Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under this Agreement, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below),and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), which shall include a seven (7) business day revocation period:
a.
the Company shall pay the Executive an amount equal to nine (9) months of the Executive’s Base Salary (the “Severance Amount”); and

b.
subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (i) the nine (9) month anniversary of the Date of Termination; (ii) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended(the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-dayperiod; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.
Change in Control. Upon a Change in Control, except as otherwise explicitly set forth in the applicable equity award agreement, any stock options and other stock-based awards held by the Executive with conditions and restrictions relating to the attainment of performance goals (“Performance-Based Equity Awards”), to the extent then outstanding and unearned, shall be deemed earned based on the greater of target or actual performance as measured through such Change in Control, and such Performance-Based Equity Awards that are deemed earned shall be subject to time-based vesting, based on Executive’s continued employment, for the remainder of the performance period and shall be subject to accelerated vesting upon a termination of Executive’s employment to the extent provided for in Section 7(a)(ii) below. Any Performance- Based Equity Awards that are not deemed earned upon a Change in Control shall be forfeited for no consideration upon such Change in Control.
7.
Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is on or within three (3)

months prior to or 12 months after the occurrence of an event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after the Change in Control Period.
a.
If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under this Agreement (the “Release”) by the Executive and the Release becoming fully effective, all within the time frame set forth in the Release but in no event more than 60 days after the Date of Termination:
i.
the Company shall pay the Executive a lump sum in cash in an amount equal to 1.0 times the sum of (A) the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher) (the “Change in Control Payment”); and
ii.
notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all [stock options and other stock-based awards held by the Executive that are subject solely to time-based vesting “Time-Based Equity Awards” and any Performance-Based Equity Awards that are then outstanding and eligible to vest based on Executive’s continued employment as provided for under Section 6 above shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Release (the “Accelerated Vesting Date”); provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Time-Based Equity Awards and Performance-Based Equity Awards that would otherwise be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards and Performance-Based Equity Awards will be forfeited). Notwithstanding the foregoing, no additional time-based vesting of the Time-Based Equity Awards or Performance-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date; and
iii.
subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA;

provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 7(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

b.
Additional Limitation.
i.
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
ii.
For purposes of this Section 7(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

iii.
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
c.
Definitions. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to the term “Sale Event” as used in the Company’s 2022 Stock Option and Incentive Plan.
8.
Section 409A.
a.
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
b.
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
c.
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
d.
The parties intend that this Agreement will be administered in accordance with Section409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
e.
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
9.
Continuing Obligations.
a.
Restrictive Covenants Agreement. In consideration for the Executive's Base Salary and Target Bonus provided for in this Agreement, such amounts the Executive acknowledges are consideration that is fair and reasonable and independent of the Executive's continued employment with the Company, the Executive is required to enter into the Employee Confidentiality, Assignment and Nonsolicitation Agreement, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 9, the obligations that arise in the Restrictive Covenants Agreement, and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
b.
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

c.
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company Board.tenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(c).
d.
Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
10.
Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of California. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts;(b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
11.
Arbitration.
a.
Arbitration of Disputes. In consideration of the Executive’s employment with the Company, its promise to arbitrate all employment-related disputes with the Executive, and the Executive’s receipt of compensation and other Company benefits, at present and in the future, the Executive agrees that any and all controversies, claims, or disputes that the Executive has or may have with the Company (including any Company employee, officer, director, trustee, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from the Executive’s employment or relationship with the Company or the termination of the Executive’s employment or relationship with the Company, including any breach of this agreement (“Disputes”), will be subject to binding arbitration under the Federal Arbitration Act (the “FAA”). The Executive understands this mutual agreement to arbitrate applies to any Disputes that the Company may have with or against the Executive. The FAA’s substantive and procedural rules will govern and apply to this arbitration agreement with full force and effect, and any state court of competent jurisdiction may stay proceedings pending arbitration or compel arbitration in the same manner as a federal court under the FAA. The Executive further agrees that, to the fullest extent permitted by the FAA, Disputes may not be initiated or maintained on a class action, collective action, or representative (i.e., on behalf of other employees) action basis either in court or arbitration, and the Executive further agrees to waive the right to initiate or maintain such an action, and the Executive also further agrees not to have Disputes adjudicated on the Executive’s behalf in any class action, collective action, or representative (i.e., on behalf of other employees) action. The Executive further agree that, to the fullest extent permitted by the FAA, Disputes will be arbitrated in the Executive’s individual capacity only (and, as applicable, on behalf of a state but not on behalf of any other employees). The Executive understands that the foregoing does not preclude the Executive from participating in a class action or collective action alleging sexual harassment or sexual assault arising on or after March 3, 2022 (or earlier date, to the extent applicable state or local law provides for an earlier date), as protected by applicable law.
b.
Disputes. To the fullest extent permitted by law, the Executive agrees that Disputes include, but are not limited to any claims or controversies regarding breach of contract and any and all common law and/or statutory claims, such as claims relating to employment status, compensation, equity, and classification. Without limiting the foregoing, the Executive understands that Disputes include, without limitation, claims under the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, and any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, such as claims brought under the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, and the Older Workers Benefit Protection Act. To the fullest extent permitted by law, the Executive also agrees to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability, or validity of this agreement to arbitrate. If, for any reason, the class action, collective action, or representative action waiver is held unenforceable or invalid in whole or in part, then a court of competent jurisdiction, not an arbitrator, will decide the type of claim as to which the waiver was held unenforceable or invalid and, to the maximum extent permitted, the court shall enforce the waiver(s) as to those claims it determines to be valid and enforceable.
c.
Exceptions. The Executive understands that nothing in this Agreement requires the Executive to arbitrate claims that cannot be arbitrated under applicable law, such as (i) claims under the Sarbanes-Oxley Act and (ii) claims constituting, relating to, and/or alleging sexual harassment or sexual assault based on conduct arising on or after March 3, 2022 (or earlier date, to the extent applicable state or local law provides for an earlier date), unless the Executive chooses to proceed with such claims in arbitration. Similarly, nothing in this Agreement prohibits the Executive from engaging in Protected Activity, as set forth below.

d.
Procedure. The Executive agrees that any arbitration will be administered by JAMS pursuant to its employment arbitration rules & procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ provided, however, that the JAMS Rules shall not contradict or otherwise alter the terms of this Agreement. The Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including demurrers, motions for summary judgment and/or adjudication, and motions to dismiss and to strike, applying the standards set forth under the California rules of civil procedure. The Executive agrees that the arbitrator will issue a written decision on the merits. The Executive also agrees that the arbitrator will have the power to award any remedies available under applicable law, and that the arbitrator may award attorneys’ fees and costs to the prevailing party, where permitted by applicable law. The Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof.
e.
Location of Arbitration. The executive agrees that any arbitration under this Agreement shall be conducted in the County of Marin, California.
f.
Costs of Arbitration. The Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that the Executive will pay any filing fees associated with any arbitration that the Executive initiates, but only so much of the filing fees as the Executive would have instead paid had the Executive filed a complaint in a court of law.
g.
Remedy. Except for the pursuit of any provisional remedy permitted by applicable law or otherwise provided by this Agreement, the Executive agrees that arbitration shall be the sole, exclusive, and final remedy for any Dispute between the Company and the Executive.
h.
Administrative Relief. The Executive understands this agreement does not prohibit the Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or the Workers’ Compensation Board.This Agreement does, however, preclude the Executive from pursuing a court action regarding any such claim, except as permitted by law.
i.
Voluntary Nature of Agreement and Waiver of Jury Trial. The Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked any questions needed for the Executive to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that the Executive is waiving the Executive’s right to seek relief in a court of law for any and all Disputes, including any alleged breach of statutory or common law rights and that the Executive understands that both the Company and the Executive are waiving their right to a jury trial with respect to all Disputes. Finally, the Executive agrees that the Executive has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.
j.
Acknowledgment. The Executive acknowledges that (i) the Executive is entering into this Agreement knowingly and voluntarily; (ii) this Agreement is supported by bargained-for consideration; (iii) the Company’s business, and the Executive’s employment with the Company, involves interstate commerce; (iv) the Executive retains the right to report any good faith allegation of a purported violation of anti-discrimination laws to the appropriate federal, state, or local government agency enforcing discrimination laws; (v) the Executive retains the right to report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (vi) the Executive retains the right to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; (vii) the Executive retains the right to make any truthful statements or disclosures required by law, regulation, or legal process; and (viii) the Executive retains the right to request or receive confidential legal advice. Also, by signing this agreement, the Executive acknowledges that the Executive received and read this arbitration section, and the Executive understands that it requires that disputes that involve the matters subject to the agreement be submitted to arbitration pursuant to the arbitration agreement rather than to a judge and jury in court.
12.
Integration. This Agreement, together with the Equity Documents, the Restrictive Covenants Agreement and the Officer Indemnification Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.
13.
Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
14.
Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or Section 7 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
15.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
16.
Survival. For the avoidance of doubt, the provisions of this Agreement shall survive the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
17.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
19.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
20.
Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 9 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section7 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 7 of this Agreement.
21.
Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.
22.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows].

IN WITNESS WHEREOF, the parties have executive this Amendment effective on the Effective Date.

AMYLYX PHARMACEUTICALS, INC.

By:	/s/ Joshua B. Cohen
Joshua B. Cohen
President and Co-CEO

EXECUTIVE

By:	/s/ Camille L. Bedrosian
Camille L. Bedrosian

Nov 3, 2023

Exhibit A

Restrictive Covenants Agreement

Employee Confidentiality, Assignment and Nonsolicitation Agreement

In consideration and as a condition of my employment by Amylyx Pharmaceuticals, Inc. (“Amylyx, and with Amylyx’s subsidiaries and other affiliates and its and their successors and assigns, the “Company”) and in exchange for, among other things, my eligibility for certain severance benefits as provided for in my employment agreement with Amylyx (the “Employment Agreement”), which I acknowledge and agree is fair and reasonable consideration which is independent from the continuation of my employment, I enter into this Employee Confidentiality, Assignment and Nonsolicitation Agreement (this “Agreement”), the effectiveness which is subject to my Employment Agreement referenced above becoming effective, and agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) scientific information, including plans, specifications, manuals, forms, templates, software, pre-clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, know-how and trade secrets, and other Developments (as defined below); and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use or disclosure of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information. I understand that the Company strictly prohibits me from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer), in connection with my employment. In addition, I agree not to bring any confidential information belonging to any other person or entity onto Company premises or into Company workspaces.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not, directly or indirectly, engage in any other business activity that is competitive with, or conflicts with, the Company’s business activity. I will advise an authorized officer of the Company or his or her designee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Employing Company (as defined below) and its successors and assigns all my right, title and interest in and to all Developments that (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, if there are any Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”), I have set forth on Exhibit A attached hereto a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which I am named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), I have also listed those Other Patent Rights on Exhibit A. If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense directly and indirectly through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Employing Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee (including, without limitation, pursuant to the applicable statutory provision for my state of employment set forth in Exhibit B, if any), this Section 5 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related Developments.

For the purposes of this Section 5, the term “Employing Company” means the entity employing me at the time that the applicable Development is created, made, conceived or reduced to practice. If I am jointly employed by two or more entities at such time, the Employing Company means the entity that is the primary employer.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

Subject to Section 5, all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all Company property and equipment in my possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after my employment, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or related Intellectual Property Rights. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development and related Intellectual Property Rights.

8. Nonsolicitation. In order to protect the Company’s Proprietary Information and goodwill, during my employment and for a period of one (1) year following the date of the cessation of my employment with the Company (the “Restricted Period”) I shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company.

9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights that I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous or current employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. I further acknowledge that a court may render an award extending the Restricted Period as one of the remedies in the event of my violation of this Agreement. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

12. Use of Voice, Image and Likeness. I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent prohibited by law.

13. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

15. Notice of Resignation. If I elect to resign from my employment with the Company, I agree to provide the Company with written notification of my resignation at least two (2) weeks prior to my intended resignation date. Such notice shall include information in reasonable detail about my post-employment job duties and other business activities, including the name and address of any subsequent employer and/or person or entity with whom or which I intend to engage in business activities during the Restricted Period and the nature of my job duties and other business activities. The Company may elect to waive all or part of the two (2) week notice period in its sole discretion, and such waiver shall not result in a termination by the Company for purposes of this Agreement or any other agreement I may have with the Company, including, without limitation, the Employment Agreement.

16. Post-Employment Notifications. During the Restricted Period, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

17. Disclosures During Restricted Period. I will provide a copy of this Agreement to any person or entity with whom I may enter into a business relationship, whether as an employee, consultant, partner, coventurer or otherwise, prior to entering into such business relationship during the Restricted Period.

18. Waiver; Reduction of Restricted Period by Company. No waiver of any of my obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require my performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. Notwithstanding anything to the contrary in Section 8, the Company may reduce the length of the Restricted Period by providing written notice to me of such reduction in connection with the ending of my employment relationship.

19. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this

Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

20. Choice of Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the State of California, and will in all respects be interpreted, enforced and governed under the laws of the State of California. I hereby consent to the exclusive jurisdiction of the state and federal courts situated within California for purposes of enforcing this Agreement or for any other lawsuit relating to or arising under this Agreement, and I hereby waive any objection that I might have to personal jurisdiction or venue in those courts.

21. Independence of Obligations. My obligations under this Agreement are independent of any obligation, contractual or otherwise, the Company has to me. The Company’s breach of any such obligation shall not be a defense against the enforcement of this Agreement or otherwise limit my obligations under this Agreement.

22. Protected Disclosures. I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. I also understand that nothing in this Agreement limits my ability to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information. Nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful

23. Defend Trade Secrets Act of 2016. I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

24. Other Agreements; Amendment. This Agreement supplements and does not supersede any other confidentiality, assignment of inventions or restrictive covenant agreement between the Company and me. To the extent that this Agreement addresses other subject matters, this Agreement supersedes any other agreements between the Company and me with respect to such subject matters. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and me.

[Remainder of Page Intentionally Left Blank]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. I ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT WILL APPLY TO MY ENTIRE SERVICE RELATIONSHIP WITH THE COMPANY, INCLUDING WITHOUT LIMITATION ANY PERIOD OF SERVICE PRIOR TO THE DATE OF MY SIGNATURE BELOW.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument and it shall become effective upon the later of the full execution by both parties.

EMPLOYEE

Date: November 3, 2023	By:	/s/ Camille L. Bedrosian
Camille L. Bedrosian

THE COMPANY

Date: November 6, 2023	By:	/s/ Joshua B. Cohen
Joshua B. Cohen
President and Co-CEO

EXHIBIT A

TO: COMPANY

From: Camille L. Bedrosian

Date: November 3, 2023

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements

☑ See below:

this document does not accept different line items. (1) IST and compassionate access procedure improvements ; (2) artificial CSF flush and Trendelenburg for intrathecal administration of ASOs

☐ Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐ None

☑ See below:

will send over a couple documents that outline the patents (1) Bedrosian Camille L Patents Alexion; (2) Bedrosian, Camille L_patents ariad GI 2

EXHIBIT B

If I am employed in California, California Labor Code Section 2870 is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.